UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Hasbro, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following communication was distributed by Debbie Hancock, Senior Vice President, Investor Relations of Hasbro, Inc. (“Hasbro”), to certain employees of Hasbro on May 5, 2022.

Dear Hasbro Colleague,

We are writing to explain to you some of the basic voting mechanics you should be aware of for this year’s Annual Meeting of Shareholders taking place on Wednesday, June 8, 2022.  As you are likely aware, we are facing a proxy contest against an activist investor, Alta Fox, which is seeking to replace three members of Hasbro’s Board of Directors. Both the Company and Alta Fox are actively soliciting votes from Hasbro’s shareholders, including our employees who are also investors. The Company is soliciting votes in support of our existing 13 members of the Hasbro Board using a WHITE proxy card, and Alta Fox is soliciting votes for its three nominees using a separate proxy card with a gold stripe (referred to as a “gold proxy card”).

You May Receive Multiple Solicitations

Unlike in prior years, due to the proxy contest, you may receive – or may have already received – mailed proxy solicitation materials, including proxy cards, and emails, such as from Morgan Stanley or another broker, and phone calls from multiple proxy solicitors representing the Company or Alta Fox directly soliciting your votes.  Your Board recommends that you only vote your WHITE proxy card to support your Board and management team.  And, we recommend that you do not engage with anyone asking you to vote on the gold proxy card as that card is used to support Alta Fox.

How to Support Management

Please support your Board and management team by voting “FOR ALL” of the Board’s nominees on the WHITE proxy card that has been sent out by Hasbro. Your Board does not endorse any of Alta Fox’s three nominees and strongly urges you to discard and NOT sign or return any gold proxy card sent to you by Alta Fox or Okapi Partners LLC, its proxy solicitor. Only the latest-dated proxy card that you vote on will count. If you have already submitted a gold proxy card, or if you are unsure of how you have previously voted, you can vote again on the Company’s WHITE proxy card.

How to Vote

Voting is easy by Internet, phone or mail, and early voting helps the Company. We’ve provided instructions on how to vote for Hasbro on the WHITE proxy card in our proxy statement and in our solicitation materials. Please be on the lookout for these communications from us as we keep you informed throughout this annual meeting period. If you have any questions, do not hesitate to reach out to Debbie Hancock or the Company’s proxy solicitors, Innisfree M&A Incorporated, toll-free at 1 (877) 825-8971, or Morrow Sodali LLC, toll-free at 1 (800) 662-5200. For more information on Hasbro’s response to Alta Fox, visit www.HasbroGamePlan.com.

We appreciate your continued focus and thank you for your support and urge you all to get out there and vote FOR ALL Hasbro directors on the WHITE proxy card as soon as possible!

Regards,

Debbie Hancock

Senior Vice President, Investor Relations

Additional Information and Where to Find It

Hasbro has filed with the SEC a definitive proxy statement on Schedule 14A on April 25, 2022, containing a form of WHITE proxy card, and other relevant documents with respect to its solicitation of proxies for Hasbro’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY HASBRO AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Hasbro free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Hasbro are also available free of charge by accessing Hasbro’s website at www.hasbro.com.

Participants to the Solicitation

Hasbro, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Hasbro in connection with matters to be considered at the 2022 Annual Meeting. Information about Hasbro’s executive officers and directors, including information regarding the direct and indirect interests, by security holdings or otherwise, is available in Hasbro’s definitive proxy statement for the 2022 Annual Meeting, which was filed with the SEC on April 25, 2022. To the extent holdings of Hasbro securities reported in the definitive proxy statement for the 2022 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.